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                                                                  EXHIBIT 3.2(a)




                           ARTICLES OF INCORPORATION
                                      OF
                            BOWIE RESOURCES LIMITED



         The undersigned, acting as the incorporator of a corporation to be incorporated under the laws of the State of Colorado, adopts these Articles of Incorporation.


                                  Article I.
                                     Name

          The name of the Corporation is Bowie Resources Limited.


                                  Article II.
                              Authorized Capital

          The Corporation shall have authority to issue 1,000 shares of common stock with a par value of $.01 per share.


                                 Article III.
                               Agent -- Offices

               A. Initial Registered Agent. The street address of the initial registered office of the Corporation is 1535 Grant Street, Suite 140, Denver, CO 80202, and the name of the initial registered agent at that address is Search Company International. The written consent of the initial registered agent to the appointment as such is stated below.

               B. Initial Principal Office. The address of the Corporation's initial principal office is 1535 Grant Street, Suite 140, Denver, CO 80202.


                                  Article IV.
                                 Incorporator

         The name and address of the incorporator is Amy Waters an individual, 555 17th Street, Suite 2900, Denver, CO 80002.

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                                  Article V.
                               Purpose - Powers


               A. Purpose. The purpose for which the Corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

               B. Powers. The Corporation shall have and may exercise all powers and rights granted or otherwise provided for by the Colorado Business Corporation Act, including, but not limited to, ail powers necessary or convenient to effect the Corporation's purpose.


                                  Article VI.
                               Preemptive Rights

          The Corporation elects to have preemptive rights.


                                 Article VII.
                              Board of Directors

         The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a board of directors. The directors shall be elected at each annual meeting of the shareholders, provided that vacancies may be filled by election by the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose. Despite the expiration of his or her term, a director continues to serve until his or her successor is elected and qualifies.


                                 Article VIII.
                               Cumulative Voting

         Cumulative voting shall not be permitted in the election of directors.


                                  Article IX.
                       Limitation on Director Liability

         A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's


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duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions no in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation under this Article IX, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article IX, prior to such repeal or modification.


                                  Article X.
                                Indemnification

         The Corporation may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that such person is or was a director, officer, fiduciary, or agent of the Corporation or, while serving as a director, officer, fiduciary, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan to the extent and in the manner provided in any bylaw, resolution of the directors, resolution of the shareholders, contract, or otherwise, so long as such indemnification is legally permissible.


                                  Article XI.
           Quorum and Voting Requirements for Shareholders' Meetings

         A. Quorum. A majority of the outstanding shares shall constitute a quorum at any meeting of shareholders.

         B. Voting. Except as is otherwise provided by the Colorado Business Corporation Act with respect to action on amendment to these articles of incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the Corporation, on the granting of consent to the disposition of property by an entity controlled by the Corporation, and on the dissolution of the Corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action.


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         IN WITNESS WHEREOF, the undersigned incorporator who is a natural person over the age of eighteen years has executed these Articles of Incorporation on November 4, 1994.



                                        Name: /s/ Amy Waters
                                              ------------------------
                                              Amy Waters, Incorporator


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                          CONSENT OF REGISTERED AGENT


         The undersigned initial registered agent of Bowie Resources Limited does hereby confirm the address for such agent and consent to such registered agent's appointment as such registered agent, all as set forth in Article III, above, as provided in Section 7-102-lO2(l)(f) of the Colorado Business Corporation Act.


                                          SEARCH COMPANY INTERNATIONAL


                                          By: /s/ Juditha Ohlmacher
                                              ------------------------
                                          Name:  JUDITHA OHLMACHER
                                                 ---------------------
                                          Title: ASST. SECRETARY
                                                 ---------------------


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